Exhibit 99.1

TROY Group Inc. Reports Third-Quarter Results

Santa Ana, CA – September 27, 2004 - Troy Group, Inc. (NASDAQ: TROY)  today announced financial results for its third quarter and first nine months of fiscal year 2004, which ended August 31, 2004.

Net sales for the third quarter of fiscal 2004 decreased 10.0% to $13.2 million, compared to $14.7 million in the third quarter of fiscal year 2003, due to a $0.8 million decrease in sales of Secure Payment Systems products and a $0.7 million decrease in sales of Wireless and Connectivity products.  The decline in Secure Payment Systems products was primarily due to increased competition and an overall decline in check printing.  The decline in Wireless and Connectivity products was primarily due to timing of orders and increased competition.

Net income for the third quarter of fiscal 2004 increased to $243,000, or $0.02 per share diluted, compared to net income of $107,000, or $0.01 per share diluted, in the prior year’s third quarter, primarily due to improved gross profit partially offset by increased professional fees in connection with the proposed merger between TROY and Dirk, Inc. and the related litigation.

Net sales for the first nine months of fiscal 2004 decreased 2.9% to $41.2 million, compared to $42.5 million for the first nine months of fiscal year 2003, primarily due to a $1.9 million decrease in sales of Secure Payment Systems products partially offset by a $0.7 million increase in Wireless and Connectivity products.  The decline in Secure Payment Systems products was primarily due to increased competition and an overall decline in check printing.  The increase in Wireless and Connectivity was primarily due to large orders received in the first half of 2004.

Net income for the first nine months of fiscal 2004 increased to $604,000, or $0.06 per share diluted, compared to net income of $579,000, or $0.05 per share diluted, in the prior year’s first nine months, primarily due to improved gross profit partially offset by increased professional fees in connection with the proposed merger between TROY and Dirk, Inc. and the related litigation.

In light of this decrease in revenues for the third quarter of 2004, TROY believes that it will be difficult to achieve the revenue projections for 2004 that are presented in TROY’s preliminary proxy filed in connection with the proposed merger.

On May 26, 2004, TROY announced that it had entered into a merger agreement with Dirk Inc., a company controlled by Patrick Dirk, the founder of TROY, and his family members, pursuant to which Mr. Dirk and his family will acquire the outstanding shares of TROY common stock that they do not already own. TROY currently expects the merger to close in November 2004. The merger is subject to approval by TROY stockholders as required under applicable state law, to completion of financing arrangements necessary to accomplish the merger, and to certain other closing conditions. On June 17, 2004, TROY filed a Proxy Statement on SEC Schedule 14A and Schedule 13E-3 related to the merger.

About TROY Group

TROY Group Inc. (“TROY”) offers a full range of products to its customers in two primary product lines: Secure Payment Systems and Wireless and Connectivity Solutions. Secure Payment Systems include Security Printing Solutions which enable the secure printing and management of checks, and Financial Service Solutions which enable secure electronic payments. Wireless and Connectivity Solutions includes hardware and software solutions that enable enterprises to share intelligent devices, such as printers, either wirelessly or using traditional networks. TROY distributes products to major corporations, banks, key government accounts and distributors worldwide. Visit TROY at www.troygroup.com.

Forward-looking statements of TROY (statements that are not historical fact) in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, could and should, and the negative of these terms or other similar expressions. These statements, including statements regarding the merger and the related litigation, increased competition and a decline in check printing are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the merger, continued demand for printed financial documents, market acceptance of products incorporating wireless printing technologies, our ability to enhance existing products and develop new products, our ability to hire and retain qualified management, technology and other personnel, impact of competition from existing and new technologies and companies, the costs and impact of pending litigation and the other factors set forth in our periodic reports and other documents that we file from time to time with the Securities and Exchange. Statements included in this news release are based upon information known to TROY as of the date of this release, and TROY assumes no obligation to update information contained in this news release.

- (Financial tables follow) -

TROY GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	August 31, 2004	November 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,215	$1,727
Investment in available-for-sale securities	6,754	8,000
Accounts receivable, less allowance for doubtful accounts $351 in 2004; $393 in 2003	7,421	8,419
Inventories, net	5,826	4,891
Prepaid expenses and other	1,129	1,414
Deferred tax assets	2,789	2,789
Total current assets	28,134	27,240
Equipment and leasehold improvements, net	2,942	3,213
Goodwill	281	281
Receivable from stockholders	1,903	1,903
Deferred tax assets	1,191	1,330
Other assets	619	993
Total assets	$35,070	$34,960

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,105	$2,172
Accrued expenses	3,744	4,322
Deferred revenue	1,965	1,807
Total current liabilities	7,814	8,301
Commitments and contingencies
Stockholders’ equity:
Preferred stock, no par value authorized 5,000,000 shares, issued none	—	—
Common stock, par value $.01 per share authorized 50,000,000 shares, issued 10,642,677 shares in 2004; 10,974,170 shares in 2003	107	110
Additional paid-in capital	19,921	21,122
Accumulated other comprehensive income	34	33
Retained earnings	7,202	6,598
	27,264	27,863
Less cost of treasury stock, 2,800 shares in 2004; 331,493 shares in 2003	(8)	(1,204)
Total stockholders’ equity	27,256	26,659
Total liabilities and stockholders’ equity	$35,070	$34,960

TROY GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS
OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2004	2003	2004	2003

Net sales	$13,208	$14,671	$41,248	$42,474
Cost of goods sold	7,871	9,636	24,899	26,267
Gross profit	5,337	5,035	16,349	16,207

Operating expenses:
Selling, general and administrative	3,819	3,590	11,909	11,302
Research and development	1,146	1,265	3,482	3,957
Amortization of intangible assets	18	11	69	33
Operating income	354	169	889	915

Interest income	39	13	93	39
Interest expense	—	(1)	(2)	(9)

Income before income taxes	393	181	980	945
Provision for income taxes	150	74	376	366
Net income	$243	$107	$604	$579

Net income per share:
Basic	$.02	$.01	$.06	$.05
Diluted	$.02	$.01	$.06	$.05

Shares used in per share computations:
Basic	10,640	10,653	10,641	10,651
Diluted	10,655	10,653	10,648	10,651